SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the "Agreement") is made and entered into as of this 22nd day of October, 2008 (the "Effective Date") by and between Cavitation Technologies, Inc., a Nevada corporation (the "Company") and the shareholders listed on Exhibit A to this Agreement (each the "Shareholder").

    NOW THEREFORE, in consideration of the mutual promises and the covenants and promises hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

SECTION 1. EXCHANGE OF SHARES.
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    1.1 Exchange. On the terms and subject to the conditions set forth in this Agreement, at the Closing the Shareholder will sell, convey, transfer and assign to the Company, and the Company will purchase and accept from the Shareholder all right, title and interest in and to the issued and outstanding shares of common stock of Hydro Dynamic Technology, inc. owned by Shareholder in exchange for the number of shares of restricted common stock of the Company set forth opposite such Shareholders name.

    1.2 Closing Date. The closing ("Closing") shall occur on or before October 24, 2008 (the "Closing Date"). The Closing will take place at 10:00 a.m. at the offices of new Venture Attorneys, P.C. 5 Sierra Gate Plaza #330, Roseville, CA 95678, or, at such other date, time and place or manner, as may be agreed upon by the parties.

SECTION 2. PURCHASE PRICE.
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    2.1 Purchase Price. The Company shall convey, transfer, assign the number of unregistered shares of common stock of the Company ("Common Stock") set forth on Exhibit A opposite the name of each purchaser in exchange for all of the issued and outstanding shares of common stock of Hydro Dynamic Technology, Inc.. held by Shareholder as set forth opposite the shareholders name. The shares of Common Stock may resold in the future under Rules 144 under the Securities Act of 1933 (the "Securities Act"), subject to compliance with all of the provisions of the Rules.

    2.2 Assumption of Options and Warrants. The Company shall also assume the options and warrants of Hydro Dynamic Technology, Inc. and shall exchange them for warrants of the Company with identical exercise prices but at a .6824 conversion ratio. For example, if a Shareholder possessed a warrant to purchase 100,000 shares of Hydro Dynamic Technology, Inc. Common Stock exercisable at $0.75 per share, he would instead receive a warrant to purchase 68,700 shares of Common Stock of the Company at a purchase price of $0.75 per share.

SECTION 3. REPRESENTATIONS AND WARRANTIES.
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    3.1 Shareholder's Representations and Warranties. The Shareholder hereby represents and warrants to the Company, all of which representations and warranties are true, complete, and correct in all respects as of the date hereof and will be as of the Closing Date, as follows:

        (a) Organization and Qualification. Hydro Dynamic Technology, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Hydro Dynamic Technology, Inc. has all requisite power and authority to own those properties and conduct those businesses presently owned or conducted by it, and is duly qualified to do business as it is now being conducted and is in good standing as a foreign corporation in each other jurisdiction where the property owned, leased or used by it or the conduct of its business makes such qualification necessary.

        (b) Authorization; No Restrictions, Consents or Approvals. The Shareholder has full power and authority to enter into and perform this Agreement. This Agreement has been duly executed by the Shareholder and constitutes the legal, valid, binding and enforceable obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms. The execution and delivery of this Agreement, the exchange of Shares and the consummation by Hydro Dynamic Technology, Inc. of the transactions contemplated herein, do not and will not on the Closing Date (i) conflict with or violate any of the terms of the articles of incorporation and bylaws of Hydro Dynamic Technology, Inc. or any applicable law relating to the Shareholder or Hydro Dynamic Technology, Inc., (ii) conflict with, or result in a breach of any of the terms of, or result in the acceleration of any indebtedness or obligations under, any agreement, obligation or instrument by which the Shareholder Hydro Dynamic Technology, Inc. is bound or to which any property of the Shareholder or Hydro Dynamic Technology, Inc. is subject, or constitute a default thereunder, (iii) result in the creation or imposition of any lien on any of the assets of the Shareholder or Hydro Dynamic Technology, Inc., (iv) constitute an event permitting termination of any agreement or instrument to which the Shareholder or Hydro Dynamic Technology, Inc. is a party or by which any property or asset of the Shareholder or Hydro Dynamic Technology, Inc. is bound or affected, pursuant to the terms of such agreement or instrument, or (v) conflict with, or result in or constitute a default under or breach or violation of or grounds for termination of, any license, permit or other governmental authorization to which the Shareholder or Hydro Dynamic Technology, Inc. is a party or by which the Shareholder or Hydro Dynamic Technology, Inc. may be bound, or result in the violation by the Shareholder or Hydro Dynamic Technology, Inc. of any laws to which the Shareholder or Hydro Dynamic Technology, Inc. may be subject, which would materially adversely affect the transactions contemplated herein. No authorization, consent or approval of, notice to, or filing with, any public body or governmental authority or any other person is necessary or required in connection with the execution and delivery by the Shareholder of this Agreement or the performance by the Shareholder of his obligations hereunder.

        (c) Capitalization. The authorized capitalization of Hydro Dynamic Technology, Inc. consists of 50,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of Preferred Stock, par value $0.001. Of the Common Stock, 25,575,000 shares of Common Stock are issued and outstanding. Of the Preferred Stock, 2,050,000 shares of Series A-1 Preferred Stock are issued and outstanding. There are warrants outstanding to purchase 410,000 shares of Common Stock and stock options outstanding to purchase 675,000 shares of Common Stock

        (d) Subsidiaries. Hydro Dynamic Technology, Inc. has no subsidiaries and does not own any interest in any corporation, partnership, joint venture, limited liability company, association, trust or entity.

        (e) Brokers' Fees. Hydro Dynamic Technology, Inc. has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

        (f) Intellectual Property and Tangible and Intangible Assets. Hydro Dynamic Technology, Inc. owns or possesses all right, title and interest (or holds valid licenses) to use, whether or not registered, all Intellectual Property and Tangible and Intangible Assets . Schedules 1.2 (b) and (c) set forth a complete and accurate list of all such Intellectual Property and Tangible and Intangible Assets (identifying those owned and those licensed), including all United States, state and foreign registrations or applications for registration thereof and all agreements (including, without limitation, agreements pursuant to which the Shareholder has granted licenses to third parties to use any Intellectual Property or Intangible Asset) relating thereto. All actions reasonably necessary to maintain the registered Intellectual Property and Tangible and Intangible Assets have been taken by Hydro Dynamic Technology, Inc. Hydro Dynamic Technology, Inc. is not required to pay any royalty, license fee or similar compensation with respect to the Assets in connection with the current or prior conduct of its business. The use by Hydro Dynamic Technology, Inc. of any of the Intellectual Property or Tangible and Intangible Assets does not violate the proprietary rights of any other person and no claims have been asserted by any person with respect to the use of the Assets by Hydro Dynamic Technology, Inc. No person is infringing upon the Assets. Hydro Dynamic Technology, Inc. has taken reasonable security measures to protect the secrecy, confidentiality and value of the Intellectual Property. Except as set forth in Schedule 3.1(i), no person, other than Hydro Dynamic Technology, Inc., owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in the Assets. Hydro Dynamic Technology, Inc. is not a party to any confidentiality, secrecy or similar agreements with third parties.

    3.2 Company's Representations and Warranties. The Company hereby represents and warrants to the Shareholder, all of which representations and warranties are true, complete, and correct in all respects as of the date hereof and will be as of the Closing Date, as follows:

        (a) Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company has all requisite power and authority to own those properties and conduct those businesses presently owned or conducted by it, and is duly qualified to do business as it is now being conducted and is in good standing as a foreign corporation in each other jurisdiction where the property owned, leased or used by it or the conduct of its business makes such qualification necessary, except in any case where a failure so to qualify would not have a material adverse effect on the Company. The copies of the articles of incorporation and bylaws of the Company, which have been delivered to the Shareholder, are complete and correct and are in full force and effect at the date hereof.

        (b) Authorization; No Restrictions, Consents or Approvals. The Company has full power and authority to enter into and perform this Agreement and all corporate action necessary to authorize the execution and delivery of this Agreement and the performance its obligations hereunder has been duly taken. This Agreement has been duly executed by the Company and constitutes the legal, valid, binding and enforceable obligation of the Company, enforceable against the Company in accordance with its terms.

        (c) Disclosure. No statement by the Company in the documents described in the receipt attached hereto, contains any untrue statement of a material fact, or omits to state any material fact, necessary to make such statements, in the light of the circumstances under which they were made, not misleading. The Company knows of no material fact which specifically applies to the Company and (so far as the Company can reasonably foresee) materially threatens the Company or its business, which has not been disclosed in such documents, or disclosed to the shareholder.

        (d) No Broker. The Company has used no broker, and knows of no broker, which may have a claim against Shareholder for brokerage of this transaction.

SECTION 4. CLOSING.
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    4.1 Conditions to the Company's Obligations. The obligations of the Company under this Agreement, (including, without limitation, the obligation to consummate and effect the exchange of shares), shall be subject to satisfaction of the following conditions, unless waived by the Company:

        (a) The Shareholder shall have performed in all material respects all agreements, and satisfied in all material respects all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date.

        (b) All representations and warranties of the Shareholder herein shall have been true and correct in all material respects when made (or will have been made true and correct by the Closing Date), shall have continued to have been true and correct in all material respects at all times subsequent thereto, and shall be true and correct in all material respects on and as of the Closing Date as though made on, as of and with reference to such Closing Date.

        (c) There shall not have occurred any material adverse change with respect to Hydro Dynamic Technology, Inc.

        (d) The Shareholder shall have executed and delivered to the Company all documents necessary to transfer all issued and outstanding shares of common stock of Hydro Dynamic Technology, Inc. owned by the Shareholder to the Company, as contemplated by this Agreement.

    4.2 Conditions to the Shareholder's Obligations. The obligations of the Shareholder under this Agreement, (including, without limitation, the obligation to consummate and effect the share exchange) shall be subject to satisfaction of the following conditions, unless waived by the Shareholder:

        (a) The Company shall have performed in all material respects all agreements, and satisfied in all material respects all conditions on its part to be performed or satisfied hereunder, at or prior to the Closing Date.

        (b) All of the representations and warranties of the Company herein shall have been true and correct in all material respects when made, shall have continued to have been true and correct in all material respects at all times subsequent thereto, and shall be true and correct in all material respects on and as of the Closing Date as though made on, as of, and with reference to such Closing Date.

    4.3 The Shareholder's Closing Documents. At the Closing, the Shareholder shall deliver to the Company, in form and substance reasonably satisfactory to the Company, all appropriate documents to effect or evidence the sale, conveyance, assignment and transfer to the Company of the issued and outstanding shares of common stock of Hydro Dynamic Technology, Inc. as contemplated hereby and necessary to place the Company, in full possession and enjoyment of all issued of outstanding shares of common stock of Hydro Dynamic Technology, Inc owned by the Shareholder. as contemplated hereby, including the following:

    A certificate evidencing the issued Hydro Dynamic Technology, Inc. outstanding shares of common stock of Hydro Dynamic Technology, Inc., registered in the name of the Company.

SECTION 5. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.
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    5.1 Survival of Representations and Warranties and Covenants. The representations, warranties, covenants, and obligations of the Company and the Shareholder set forth in this Agreement and in any certificate, agreement, or instrument delivered in connection with the transactions contemplated hereby, shall survive the Closing for a period of one year.

    5.2 Indemnification by the Shareholder. In addition to and not in limitation of the Shareholder's indemnification obligations set forth elsewhere in this Agreement, Shareholder shall, defend, indemnify, and hold harmless the Company and its affiliates and its respective officers, directors, shareholders, agents and employees (individually, a "Company Indemnitee" and collectively the "Company Indemnitees"), from and against any and all claims, losses, deficiencies, liabilities, obligations, damages, penalties, punitive damages, costs, and expenses (including, without limitation, reasonable legal, accounting and consulting fees), whether or not resulting from third party claims (collectively, "Losses"), suffered by a Company Indemnitee, which arise out of or result from:

        (a) any inaccuracy or misrepresentation in or breach of any of the representations, warranties, covenants or agreements made by the Shareholder in this Agreement or in any document, certificate or affidavit delivered by the Shareholder pursuant to the provisions of this Agreement;

        (b) any obligation, liability, debt or commitment of Hydro Dynamic Technology, Inc. which is not disclosed herein, whether or not paid by the Company; and

        (c) any other matter related to the use or ownership of the Assets prior to the Closing (including, but not limited to, all acts, omissions and conditions existing or occurring prior to the Closing for which any of the Company Indemnitees is alleged to be liable pursuant to any successor or similar theory of liability).

    5.3 Indemnification By The Company. The Company shall defend, indemnify and hold harmless, the Shareholder from and against any and all Losses, suffered by the Shareholder, which arise out of or result from any inaccuracy or misrepresentation in or breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in any document, certificate or affidavit delivered by the Company pursuant to the provisions of this Agreement.

    5.4 Indemnification Payments. All indemnity payments, whether by the Company or the Shareholder, to be made under this Agreement, shall be made in immediately available funds.

    5.5 Procedure for Third Party Claims.

        (a) Notice to the indemnifying party shall be given promptly after receipt by the Shareholder or the Company Indemnitee of actual knowledge of the commencement of any action or the assertion of any claim that will likely result in a claim by it for indemnity pursuant to this Agreement. Such notice shall set forth in reasonable detail the nature of such action or claim to the extent known, and include copies of any written correspondence or pleadings from the party asserting such claim or initiating such action. The indemnified party shall be entitled, at its own expense, to assume or participate in the defense of such action or claim. If the indemnifying party assumes the defense of such action or claim, it shall be conducted by counsel chosen by such party and approved by the party seeking indemnification, which approval shall not be unreasonably withheld.

        (b) For actions where the indemnifying party does not exercise its right to assume the defense, the party seeking indemnification shall assume and control the defense of and contest such action with counsel chosen by it and approved by the indemnifying party, which approval shall not be unreasonably withheld. The indemnifying party shall be entitled to participate in the defense of such action, the cost of such participation to be at its own expense. The indemnifying party shall pay the reasonable attorneys' fees and expenses of the party seeking indemnification to the extent that such fees and expenses relate to claims as to which indemnification is payable under Sections 5.2 or 5.3, as such expenses are incurred.

        (c) Both the indemnifying party and the indemnified party shall cooperate fully with one another in connection with the defense, compromise, or settlement of any such claim or action, including, without limitation, by making available to the other all pertinent information and witnesses within its control.

        (d) No indemnified party shall have the right to settle any action brought against it without the consent of the indemnifying party. The indemnifying party shall have the right to settle any action brought against an indemnified party as long as the indemnified party has been delivered a complete release as a condition of the settlement.

    5.6 Remedies Cumulative. The remedies provided for herein shall be cumulative and shall not preclude assertion by any party of any other rights or the seeking of any other remedies against any other party. Section 5.6 shall not limit, impair or modify any provisions of this Agreement or otherwise impose any additional liability or obligation on the Company for any liability or obligation of the Shareholder, other than the Company's obligation to indemnify the Shareholder hereunder.

    5.7 Successors. The merger, consolidation, liquidation, dissolution or winding up of, or any similar transaction with respect to the parties hereto, shall not affect in any manner the obligations of the parties pursuant to Section 6 or any other term or provision of this Agreement, and the parties covenant and agree to make adequate provision for their liabilities and obligations hereunder in the event of any such transaction.

SECTION 6. GENERAL PROVISIONS.
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    6.1 No Third Party Beneficiaries. Nothing in this Agreement shall it be construed, to confer any rights or benefits upon any person (including, but not limited to, any employee or former employee of the Shareholder) other than the parties hereto, and solely to the extent provided in Section 6, the Shareholder and the Company Indemnitees, and no other person ,shall have any rights or remedies hereunder.

    6.2 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other party shall be entitled, without the necessity of pleading or proving irreparable harm or lack of an adequate remedy at law or posting any bond or other security, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof. Any such claim for specific performance shall be brought and determined in the appropriate federal or state court, in the State of California and in no other forum. The parties hereby irrevocably submit to the jurisdiction of any such California state court or federal court in California, in connection with such claim for a specific performance.

    6.3 Severability. If any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

    6.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

    6.5 Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors, heirs and permitted assigns.

    6.6 Notices. Any notice, report, demand, waiver, consent or other communication given by a party under this Agreement shall be in writing, may be given by a party or its legal counsel, and shall deemed to be duly given upon delivery by Federal Express or similar overnight courier service which provides evidence of delivery, or when delivered by facsimile transmission if a copy thereof is also delivered in person or by overnight courier. Notices of address change shall be effective only upon receipt notwithstanding the provisions of the foregoing sentence.

    6.7 Oral Evidence. This Agreement constitutes the entire agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof.

    6.8 Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the internal laws of the State of California without regard to choice of law considerations.

    6.9 Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in Los Angeles County, California (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed under seal as of the date first above written.

CAVITATION TECHNOLOGIES, Inc.

By:	/s/ Roman Gordon, CEO
Roman Gordon CEO

SHAREHOLDERS

Name of Shareholder

Number of Shares

EXHIBIT A

SHAREHOLDER LIST

NAME	# OF HYDRO SHARES	# OF COMPANY SHARES
Roman Gordon	8,950,000	6,107,825
Igor Gorodnitsky	8,950,000	6,107,825
Star Tech Electric	2,075,000	1,416,060
BioWorld Management Technology	2,000,000	1,364,877
Tatiana Tessmer	1,650,000 Series A	1,126,024
Boris Zheleznyak	750,000	511,829
Suzhanna Tepper	750,000	511,829
Anna Mosk	500,000	341,219
Lymilla Yeschenko	400,000 Series A	272,975
Teresa Jobs	275,000	187,671
Natalie Gorodnitsky	275,000	187,671
Sergie Chernov	250,000	170,610
Victor Flek	150,000	102,366
Jeffrey B. Neustadt	125,000	85,305
Alex Lvovsky	125,000	85,305
Lenny Rodgame	100,000	68,244
R.L. Hartshorn	50,000	34,122
Leonid Kaykov	50,000	34,122
Maxim A. Promtov	25,000	17,061
Varvara Grichko	25,000	17,061

Total	27,325,000	18,750,000

EXHIBIT A - CONTINUED
Warrants and Stock Options Assumed

Name	Security	# of Hydro Shrs	# Cmpny Shrs	Exercise Price
Tatiana Tessmer	Common Stock Warrant	330,000	225,205	$0.75
Lymilla Yeschenko	Common Stock Warrant	80,000	54,595	$0.75
R.L. Hartshorn	Stock Option	35,000	23,855	$1.00
R.L. Hartshorn	Stock Option	50,000	34,122	$2.00
Damon Germain	Stock Option	35,000	23,855	$1.00
Damon Germain	Stock Option	50,000	34,122	$2.00
Paul D. Kneer	Stock Option	35,000	23,855	$1.00
Paul D. Kneer	Stock Option	50,000	34,122	$2.00
Dennis Wright	Stock Option	35,000	23,855	$1.00
Dennis Wright	Stock Option	50,000	34,122	$2.00
Sergei Chernov	Stock Option	35,000	23,855	$1.00
Sergei Chernov	Stock Option	100,000	68,244	$2.00
Todd Strickland	Stock Option	35,000	23,855	$1.00
Todd Strickland	Stock Option	50,000	34,122	$2.00
Maxim A. Promtov	Stock Option	50,000	34,122	$2.00
Victor Flek	Stock Option	50,000	34,122	$2.00
Shannon Stokes	Stock Option	15,000	10,237	$1.00